Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Autodesk, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	(1)	Other	20,750,000	$284.21	$5,897,357,500.00	0.0001531	$902,886.00

Total Offering Amounts:							$5,897,357,500.00		902,886.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$902,886.00

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Offering Note(s)

(1)	Consists of 20,750,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Autodesk, Inc. (the “Registrant”) authorized for issuance pursuant to the Autodesk, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares that may become issuable under the 2022 Plan by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Registrant, combination or exchange of shares, dividend in kind or other like change in capital structure. The registration fee with respect to the Common Stock has been computed in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the reported high and low sale prices of the Common Stock on The Nasdaq Global Select Market on August 26, 2025.